For More Information
Investor Contacts:

Jack A. Pacheco
Senior Vice President & Chief Financial Officer
SMART Modular Technologies
510-624-8134

Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-4962
suzanne@blueshirtgroup.com

SMART Modular Technologies Reports Fourth Quarter
and Fiscal Year 2007 Results
2007 Net Sales of $828.4 Million, up 17% vs. 2006
2007 Gross Profit of $147.8 Million, up 17% vs. 2006
2007 GAAP Diluted EPS of $0.88, up 60% vs. 2006

FREMONT, CA – October 3, 2007 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, embedded computing subsystems, and TFT-LCD display products, today reported financial results for the fourth quarter and fiscal year 2007.

Fourth Quarter Fiscal 2007 Financial Results:

•	Net Sales of $165.6 Million, down 16% from the year ago quarter

•	Gross Profit of $31.8 Million, down 5% from the year ago quarter

•	GAAP Diluted EPS of $0.21, down 16% from the year ago quarter

•	Non-GAAP Diluted EPS of $0.17, down 11% from the year ago quarter

Fiscal Year 2007 Financial Highlights:

•	Net Sales of $828.4 Million, up 17% from FY2006

•	Gross Profit of $147.8 Million, up 17% from FY2006

•	GAAP Diluted EPS of $0.88, up 60% from FY2006

•	Non-GAAP Diluted EPS of $0.84, up 24% from FY2006

Net sales for the fourth quarter of fiscal 2007 were $165.6 million, down 11% compared to $186.5 million for the third quarter of fiscal 2007, and down 16% compared to $197.0 million for the fourth quarter of fiscal 2006. Net sales for the fiscal year ended August 31, 2007 were $828.4 million, up 17% compared to $707.4 million for fiscal year 2006.

Gross profit for the fourth quarter of fiscal 2007 was $31.8 million, down 14% compared to $36.9 million for the third quarter of fiscal 2007, and down 5% compared to $33.5 million for the fourth quarter of fiscal 2006. Gross profit for fiscal year 2007 totaled $147.8 million, up 17% compared to gross profit of $126.6 million for fiscal 2006.

GAAP net income for the fourth quarter of fiscal 2007 was $13.2 million, or $0.21 per diluted share, compared to GAAP net income of $14.2 million, or $0.22 per diluted share for the third quarter of fiscal 2007, and $15.7 million, or $0.25 per diluted share for the fourth quarter of fiscal 2006. For fiscal year 2007, SMART reported GAAP net income of $55.9 million, or $0.88 per diluted share, compared to $32.3 million, or $0.55 per diluted share for fiscal year 2006. Our fourth quarter and full fiscal 2007 results also included an approximately $1.7 million (approximately $1.0 million, net of tax) benefit due to the reversal of inventory reserve related to end-of-life inventory disposed of at cost. For the fourth quarter and full fiscal year 2007 and 2006, non-GAAP financial results have been adjusted to exclude various infrequent or unusual items. Please refer to the “Non-GAAP Information” below for further detail.

SMART ended the fourth quarter and fiscal year 2007 with $144.1 million in cash and cash equivalents, compared to $114.0 million in cash and cash equivalents at the end of the third quarter of fiscal 2007.

“The fourth fiscal quarter was a challenging period for the memory industry,” observed Iain MacKenzie, President and CEO of SMART. “While our numbers declined from last quarter, we delivered solid growth in net sales, gross profit, and EPS for the full fiscal year 2007.

“The majority of our sales are DRAM-related, and our business model is driven primarily by unit and density growth of DRAM memory products sold to OEM customers. The 65% decline in DRAM average selling prices (ASPs) since the first quarter of fiscal 2007, and in particular, an entire fourth fiscal quarter of depressed DRAM ASPs weakened unit and density growth, which in turn negatively impacted our financial results for the quarter.

“However, some signs that bode well for improved unit and density growth of SMART products include a trend towards server virtualization in the enterprise market, in which multiple applications run on a single physical server, and the continued growth in computing requirements.

“We continue to work towards diversifying into non-DRAM businesses by broadening our flash, embedded systems and display product offerings. Earlier in the fiscal year, we introduced our XceedUltra U100 solid state drive (SSD) product family. The XceedUltra, which is the industry’s first SSD with a next-generation serial ATA (SATA) interface, utilizes our proprietary controller technology to achieve sustained read speeds of 100MB/s and write speeds of 60MB/s. More recently, we introduced our XceedLite product line of SATA SSDs, designed specifically to support OEM demands for an industrialized version of the secure digital (SD) form factor. Both of these new product offerings position SMART to capitalize on the transition occurring in the enterprise, military, medical and industrial markets as streaming video-on-demand, online transaction processing, internet search, and other data-intensive storage applications migrate from hard disk drives. Our embedded systems and display products reflect the results of our diversification efforts, and our focus remains on kiosk, POS and digital signage applications, where the markets are fragmented, and where we can best leverage our engineering expertise and worldwide manufacturing presence.

“We successfully closed fiscal year 2007 as a leader in high-end OEM-focused memory products. We believe the foundation of our success is based on the depth of our engineering design capabilities, customer-centric service, worldwide supply chain, manufacturing and logistics, and the breadth of our product portfolio. In spite of an increasingly challenging business environment throughout the fiscal year, we remained disciplined and focused, generating strong earnings while controlling costs. As we move into fiscal 2008, we remain steadfast in our objectives to cost-effectively deliver a diverse portfolio of products and utilizing our global footprint and technology expertise,” concluded Mr. MacKenzie.

Business Outlook

The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. The Company undertakes no obligation to update these statements.

For the first quarter of fiscal 2008, SMART estimates net sales will be in the range of $165 to $175 million, gross profit will be in the range of $32 to $35 million, and diluted net income per share will be in the range of $0.17 to $0.18. The shares used in computing diluted net income per ordinary share will be in the range of 63.6 million to 64.4 million. SMART currently expects fiscal 2008 diluted net income will be in the range of $0.82 to $0.86 per share.

Conference Call Details

SMART’s fourth quarter and fiscal 2007 teleconference and webcast is scheduled to begin at 1:30 p.m. Pacific Daylight Time (PDT), or 4:30 p.m. Eastern Daylight Time (EDT), on Wednesday, October 3, 2007. The call may be accessed US toll free by calling (888) 455-3612 or US toll by calling (773) 681-5826. Please join the conference call at least ten minutes early in order to register. The passcode for the call is “SMART”. SMART will also offer a live and archived webcast of the conference call, accessible from the Company’s website at www.smartm.com. A telephonic replay of the conference call will be available through midnight PDT, October 18, 2007, by dialing (888) 509-3682. Callers outside the U.S. and Canada may access the replay by dialing (203) 369-1909.

Forward-Looking Statements

Statements contained in this press release, including the quotations attributed to Mr. MacKenzie, that are not statements of historical fact, including any statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words that describe the company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s financial performance, technical capabilities, business strategies and product plans.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in (and actual) product prices and raw material costs, dependence upon third-party vendors, customer demand, changes in industry standards or release plans, and other risks detailed in the company’s periodic report filings with the Securities and Exchange Commission. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The company operates in a continually changing business environment and new factors emerge from time to time. The company cannot predict such factors, nor can it assess the impact, if any, from such factors on the company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release, including non-GAAP net income and non-GAAP diluted net income per ordinary share.  Non-GAAP financial results do not include restructuring costs, impairment charges and other infrequent or unusual items. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance.  By excluding these charges, as well as the related tax effects, our non-GAAP results provide information to management and investors that is useful in assessing SMART’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period.  These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods.  The presentation of this additional information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures, which are included below.

(Unaudited)
(In thousands)

	Three Months		Three Months
	Ended	Three Months	Ended	Year Ended	Year Ended
	August 31,	Ended	August 31,	August 31,	August 31,
	2007	May 31, 2007	2006	2007	2006
Net income	$13,216	$14,183	$15,721	$55,922	$32,306
Add:
Tax benefit from deferred tax assets’ valuation allowance release, net of tax	(2,433)	—	(3,776)	(2,433)	(3,776)
Other income due to change in accounting treatment for interest rate swaps, net of tax	—	—	—	—	(1,879)
Notes redemption charge, net of tax	—	—	—	—	5,864
One-time charge to terminate advisory service fees, net of tax	—	—	—	—	7,667
Non-GAAP net income	$10,783	$14,183	$11,945	$53,489	$40,182

Shares used in computing diluted net income per ordinary share	63,975	63,894	63,308	63,782	59,189

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure and network processing applications. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the US, Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.

-Tables to Follow-

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months
	Ended	Three Months Ended	Year Ended	Year Ended
	August 31,	August 31,	August 31,	August 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net sales	$165,587	$196,953	$828,372	$707,406
Cost of sales*	133,832	163,476	680,610	580,835

Gross profit	31,755	33,477	147,762	126,571

Research and development*	3,786	3,992	16,383	15,545
Selling, general and administrative*	14,335	14,959	59,552	54,917
Advisory service agreements’ fees	—	—	—	10,303
Total operating expenses	18,121	18,951	75,935	80,765

Income from operations	13,634	14,526	71,827	45,806

Interest expense, net	(1,183)	(1,703)	(7,381)	(15,153)
Other income, net	574	191	934	2,567

Total other expense, net	(609)	(1,512)	(6,447)	(12,586)

Income before provision (benefit) for income taxes	13,025	13,014	65,380	33,220
Provision (benefit) for income taxes	(191)	(2,707)	9,458	914

Net income	$13,216	$15,721	$55,922	$32,306

Net income per ordinary share, basic	$0.22	$0.27	$0.94	$0.60

Shares used in computing basic net income per ordinary share	60,487	58,416	59,636	54,265

Net income per ordinary share, diluted	$0.21	$0.25	$0.88	$0.55

Shares used in computing diluted net income per ordinary share	63,975	63,308	63,782	59,189

______________
* Stock-based compensation by category:
Cost of sales	$133	$69	$521	$191
Research and development	291	195	1,156	578
Selling, general and administrative	877	335	3,014	1,216

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	August 31,	August 31,
	2007	2006
	(In thousands)
ASSETS
Cash and cash equivalents	$144,147	$85,620
Accounts receivable, net of allowances of $2,910 and $2,592 as of August 31, 2007 and August 31, 2006, respectively	184,391	208,652
Inventories	65,105	65,902
Prepaid expenses and other current assets	8,217	17,531

Total current assets	401,860	377,705
Property and equipment, net	33,588	25,971
Goodwill	3,187	3,187
Other non-current assets	14,442	19,593

Total assets	$453,077	$426,456

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$131,937	$169,349
Accrued expenses and other current liabilities	24,043	27,325
Total current liabilities	155,980	196,674
Long-term debt	81,250	81,250
Other long-term liabilities	—	1,637

Total liabilities	237,230	279,561

Shareholders’ equity:
Ordinary shares	10	10
Additional paid-in capital	92,250	85,251
Deferred stock-based compensation	(335)	(555)
Accumulated other comprehensive income	6,083	272
Retained earnings	117,839	61,917

Total shareholders’ equity	215,847	146,895

Total liabilities and shareholders’ equity	$453,077	$426,456

END